Exhibit 8.1

May 14, 2013

Suburban Propane Partners L.P.

One Suburban Plaza

240 Route 10 West

Whippany, NJ 07981

Re: Tax Opinion

Dear Ladies and Gentlemen:

We have acted as federal tax counsel to Suburban Propane Partners, L.P. (the “Partnership”) with respect to the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated May 14, 2013 (the “Prospectus Supplement”), to the prospectus, dated August 7, 2012, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-183124) relating to the offer and sale by the Partnership of up to 3,105,000 units (including 405,000 units being offered pursuant to the exercise of the underwriters’ option) (the “Common Units”) representing limited partner interests in the Partnership.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), as further amended as of July 31, 2007, (iii) the Third Amended and Restated Agreement of Limited Partnership of Suburban Propane, L.P. (the “Operating Partnership”), (iv) a certificate of an officer of the Partnership as to certain factual representations, (v) the Prospectus included in the Registration Statement, (vi) the Prospectus Supplement and (vii) such agreements, documents and other instruments as we have deemed necessary or appropriate (the aforementioned documents collectively, the “Documents”), and have made such inquiries of such officers and representatives of the Partnership and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed, without investigation, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, the legal capacity of all natural persons, and the correctness of all factual representations made therein or otherwise made to us. We have further assumed that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

Based on the foregoing, subject to the next paragraph and assuming full compliance with all the terms of the Documents, it is our opinion that, for U.S. federal income tax purposes (i) on the date hereof, the Partnership and the Operating Partnership will each constitute a partnership and not an association or publicly traded partnership taxable as a corporation, and (ii) all statements as to matters of law and legal conclusions contained in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” except for the discussion under the caption “— State, Local and Other Tax Considerations” and except to the extent qualified therein and herein, are correct in all material respects and reflect our opinion as of the date hereof.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

May 14, 2013

The foregoing opinion relates solely to U.S. federal income tax law and is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law. Any rules set forth in any of the foregoing authorities may be changed at any time with retroactive effect. Further you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, or in the documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Proskauer Rose